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                                  EXHIBIT 11

                       STATE STREET BOSTON CORPORATION

                      COMPUTATION OF EARNINGS PER SHARE

                                                 YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1995        1994        1993
                                            ----------  ----------  ----------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER
                                                       SHARE DATA)
Primary:
  Average shares outstanding .............  82,553,704  82,297,360  81,415,826
  Common stock equivalents ...............     504,745     525,577     749,560
                                            ----------  ----------  ----------
    Primary shares outstanding ...........  83,058,449  82,822,937  82,165,386
                                            ==========  ==========  ==========
    Net income ...........................  $  247,109  $  220,343  $  189,386
                                            ==========  ==========  ==========
    Earnings Per Share -- primary ........  $     2.98  $     2.66  $     2.30
                                            ==========  ==========  ==========

Fully diluted:
  Average shares outstanding .............  82,553,704  82,297,360  81,415,826
  Common stock equivalent ................     717,740     525,577     749,560
  Assumed conversion of 5%
   convertible notes .....................     571,940     631,028     983,338
                                            ----------  ----------  ----------
    Fully diluted average
     shares outstanding ..................  83,843,384  83,453,965  83,148,724
                                            ==========  ==========  ==========
  Net income .............................  $  247,109  $  220,343  $  189,386
  Elimination of interest on 5%
    convertible notes and 7 3/4%
    convertible subordinated debentures
    less related income tax benefit ......         147         155         214
                                            ----------  ----------  ----------
    Fully diluted net income .............  $  247,256  $  220,498  $  189,600
                                            ==========  ==========  ==========
Earnings Per Share -- fully diluted ......  $     2.95  $     2.64  $     2.28
                                            ==========  ==========  ==========